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                                   EXHIBIT 9

                              1994 Severance Plan
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                        GRIFFIN TECHNOLOGY INCORPORATED
                                 SEVERANCE PLAN

     Griffin Technology Incorporated (the "Employer") hereby establishes, effective January 1, 1994, the Griffin Technology Incorporated Severance Plan (the "Plan") for the exclusive benefit of eligible employees of the Employer. The purpose of the Plan is to provide specified benefits to eligible employees whose employment is terminated by the Employer.

     1. Eligible Employees

     This Plan covers all employees except the following:

     - part-time employees

     - temporary employees

     - leased employees

     2. Benefits

     Subject to the limitations set forth in succeeding paragraphs, if the Employer terminates an eligible employee's employment, the employee shall be paid a severance benefit as follows:

     Hourly Employees

        A person employed less than two (2) years shall receive one (1) week's notice or one (1) week's pay in lieu of notice; a person employed two
        (2) or more years shall receive two (2) week's notice or two weeks' pay in lieu of notice.

     Level I Employees

        A person employed for more than one (1) year but less than three (3) years shall receive one (1) week's notice or one (1) week's pay in lieu of notice; a person employed three (3) or more years shall receive two
        (2) weeks' notice or two weeks' pay in lieu of notice.

     Level II Employees

        A person employed for more than one (1) year but less than three (3) years shall receive one-half (1/2) month's notice or one-half (1/2) month's pay in lieu of notice; a person employed three (3) or more years shall receive one (1) month's pay in lieu of notice.

     Level III Employees

        A person employed for more than one (1) year but less than three (3) years shall receive one (1) month's notice or one (1) month's pay in lieu of notice; a person employed three (3) or more years shall receive two (2) months' pay in lieu of notice.

     Level IV Employees

        A person employed for more than one (1) year but less than three (3) years shall receive one (1) month's notice or one (1) month's pay in lieu of notice; a person employed three (3) or more years shall receive six (6) months' pay in lieu of notice.

     Level V Employees

        A person employed for more than one (1) year shall receive twelve (12) months' pay in lieu of notice.

     3. Limitations on Benefits

     - No benefits shall be paid to an employee who voluntarily terminates employment or whose employment terminates on account of disability or death.

     - No benefit shall be paid to an employee whose employment is terminated for cause.

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     - No benefit will be paid due to any sale, spinoff, merger or other corporate reorganization if an employee is offered employment with any successor organization.

     4. Payment of Benefits

     Benefits shall be paid in a lump sum amount as soon as reasonably practicable following termination. All benefits are paid solely from the Employer's general assets.

     5. Nonguarantee of Employment

     Nothing contained in this Plan shall be construed as a contract of employment between the Employer and any employee, or as a right of any employee to be continued in the employment of the Employer, or as a limitation on the right of the Employer to discharge any of its employees, with or without cause.

     6. Nonalienation of Benefits

     Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, prior to actually being received by the person entitled to the benefit. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, shall be void. The Employer shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

     7. Claims for Benefits

     All claims for benefits under this Plan must be submitted to the Employer within 60 days following termination of employment. In the event a claim for benefits is denied, the Employer will provide the employee with a written notice stating the specific reason or reasons for denial, including specific provisions of the Plan relied upon. The notice will also explain what is necessary to perfect the claim, if possible, and inform the employee that the denial may be appealed. Such denial may be appealed by written request to the Employer within a reasonable time. Within 60 days of receiving a request for review of a denied claim, the Employer shall provide a written decision to the employee.

     8. Plan Administration

     The Plan is administered by the Employer, which shall have the sole discretion to determine eligibility for benefits and to interpret the Plan and shall possess all powers necessary to administer the Plan. The Employer may designate in writing one or more of the Employer's employees or one or more other persons to carry out its duties under this Plan. The Employer is the Named Fiduciary and Plan Administrator as these terms are used in the Employee Retirement Income Security Act of 1974 ("ERISA").

     To the extent not covered by insurance, the Employer will indemnify any employee acting in its behalf against any and all claims, loss, damages, expense and liability arising from any action or failure to act.

     9. Amendment and Termination

     Although it is intended that this Plan will be maintained indefinitely, the Employer has the right to make any amendment to the Plan at any time or to terminate the Plan at any time.

     10. Plan Year

     The Plan's fiscal year is the calendar year.

     11. Governing Law

     To the extent not preempted by federal law, the Plan shall be interpreted and enforced in accordance with the laws of the State of New York.

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     12. Miscellaneous Information

     Plan Sponsor, Plan Administrator and Agent for Service of Legal Process:

        Griffin Technology Incorporated
        1133 Corporate Drive
        Farmington, NY 14425

     Employer Identification Number:

        16-0864416

     Telephone:

        (716) 924-7121

     Plan Number:

        510

     13. Statement of Participant Rights

     As a participant in the Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA"). These rights and protections have been summarized in government regulations which require that we inform you of them in the following statement:

     ERISA provides that all plan participants shall be entitled to:

          Examine, without charge, at the plan administrator's office and at other specified locations, such as worksites, all plan documents, including insurance contracts, and copies of all documents filed by the plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

          Obtain copies of all plan documents and other plan information upon written request to the plan administrator. The administrator may make a reasonable charge for the copies.

          Receive a summary of the plan's annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

          In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA. If your claim for a welfare benefit is denied in whole or in part you must receive a written explanation of the reason for the denial.

          You have the right to have the plan review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suite in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that you are discriminated against for asserting you rights, you may seek assistance from the U.S. Department of Labor, or you may file suite in a federal court. The court will decide who should pay court costs and legal fees. If you are unsuccessful the court may order to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions above your plan, you should contact the plan administrator. If you have any questions under this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

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     Although this government statement emphasizes your right to bring a lawsuit in federal court or to seek Labor Department assistance, most disputes can probably be resolved short of such actions. The Employer may be able to help you without need to resort to government assistance.

     14. Effective Date

     The effective date of this Plan is January 1, 1994.

                                          GRIFFIN TECHNOLOGY INCORPORATED

                                          By
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                                          Title
                                                --------------------------------

Dated:

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